UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 9, 2014

j2 Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25965	47-1053457
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6922 Hollywood Blvd.

Suite 500

Los Angeles, California 90028

(Address of principal executive offices)

(323) 860-9200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS

On July 9, 2014, j2 Cloud Services, Inc. (“j2 Cloud Services”), a wholly owned subsidiary of j2 Global, Inc. (the “Company”), commenced an offer to purchase for cash (the “Offer”) j2 Cloud Services’ 8.000% Senior Notes due 2020 (the “Notes”).

On June 10, 2014, pursuant to the Agreement and Plan of Merger, dated as of June 10, 2014, by and among j2 Cloud Services (f/k/a j2 Global, Inc.), the Company, a Delaware corporation and then a wholly owned subsidiary of j2 Cloud Services, and j2 Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, j2 Cloud Services completed a corporate reorganization (the “Holding Company Reorganization”) pursuant to which j2 Cloud Services became a direct, wholly owned subsidiary of the Company and changed its name to j2 Cloud Services, Inc. (and the Company changed its name to j2 Global, Inc.). The Holding Company Reorganization was effected by a merger (the “Merger”) conducted pursuant to Section 251(g) of the Delaware General Corporation Law (the “DGCL”), which provides for the formation of a holding company without a vote of the stockholders of the constituent corporations.

The Merger constituted a Change of Control (as defined in the Indenture, dated as of July 26, 2012, among j2 Cloud Services and U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture, dated as of June 10, 2014 (together, the “Indenture”)). As a result, pursuant to Section 4.12 of the Indenture, j2 Cloud Services is making an offer to purchase any and all Notes which are validly tendered for purchase and not validly withdrawn prior to 5:00 p.m. New York City time on August 8, 2014, at a purchase price equal to 101% of the principal amount of such Notes plus accrued interest through but not including the purchase date, in accordance with the terms, procedures and conditions outlined in an offer to purchase dated July 9, 2014.

This report is not an offer to purchase with respect to any securities. The offer is being made solely pursuant to an offer to purchase dated July 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

j2 Global, Inc. (Registrant)

Date: July 9, 2014	By:	/s/ Jeffrey D. Adelman
Jeffrey D. Adelman Vice President, General Counsel and Secretary